Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-211858

Pricing Supplement No. 9
(To Prospectus dated May 15, 2017)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
October 2017

Issuer:	Vaulted Gold Bullion Trust

Securities:
Class A Gold Deposit Receipts, Class F Gold Deposit Receipts, Class F-1 Gold Deposit Receipts, Class F-2 Gold Deposit Receipts, Class F-3 Gold Deposit Receipts, and Class S Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	October 1 – October 31, 2017

Number of Class A and Class F through Class F-3 Receipts Sold in Period:	5 Class A Gold Deposit Receipts

Number of Class S Gold Deposit Receipts Sold in Period:	None

Aggregate Gold Deposit Receipts of All Classes Outstanding at Period End:[1]	A total of 29,656 Gold Deposit Receipts outstanding.

Daily High and Low Sale Price to Public per Class A Receipt Sold in Period:[2]	$1,300.28, representing the prevailing interbank spot price for one troy ounce of gold, plus a 2.00% deposit fee.

Net Proceeds to the Trust:	$6,373.90

Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.

Underwriter:	BMO

CUSIP/ISIN for Class A Receipts:	92242D205 / US92242D2053

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.

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[1]	By class, at October 31, 2017, there are Gold Deposit Receipts outstanding as follows: Class A, 53; Class F, 123; Class F-1, Class F-2, and Class F-3, None; and Class S, 29,480.
[2]	Provided only for Class A Gold Deposit Receipts since no sales were made of the other classes during the period.